Exhibit 99.1

ABVC BioPharma Announces First Quarter 2025 Financial Results and Strategic Planning for AI-Driven Agricultural Project in Taiwan

Silicon Valley, CA – May 01, 2025 – ABVC BioPharma, Inc. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company developing botanical-based therapies for central nervous system, oncology, and ophthalmology indications, today announced its financial results for the first quarter ended March 31, 2025, and shared updates on its strategic plan to explore the development of an AI-enabled agricultural facility in Taiwan.

First Quarter 2025 Highlights

●	Operating expenses decreased 76% to $693,005, compared to $2.84 million in Q1 2024

●	Net loss reduced 68% to $944,190, compared to $2.93 million in Q1 2024

●	Basic and diluted net loss per share improved to $(0.06), compared to $(0.29) in Q1 2024

●	Recognized a land asset in Taiwan valued at $7,670,000[1], for which the Company is evaluating development of a GAP-compliant, AI-powered plant factory

In the first quarter of 2025, ABVC recognized a parcel of land in central Taiwan valued at $7,670,000 as a strategic asset. The Company is currently assessing the feasibility of developing this site into a state-of-the-art, AI-integrated agricultural facility designed to meet Good Agricultural Practices (GAP) standards. There can be no assurance that the project will be implemented as currently envisioned, or that any future development on the site will be successfully completed. If implemented, the project could leverage local AI capabilities to enable precision-controlled agriculture and contribute to a more sustainable and traceable botanical supply chain.

This strategic initiative aligns with ABVC’s long-term vision to enhance vertical integration, improve material consistency, and support its future botanical drug pipeline.

“We believe this potential AI-driven agricultural project reflects our forward-looking approach to sustainable pharmaceutical innovation,” said Dr. Uttam Patil, CEO of ABVC BioPharma. “As we continue to advance our clinical pipeline, we are also taking steps to evaluate infrastructure that could support long-term scalability.”

The Company emphasized that the land recognition follows applicable accounting standards and responds to prior disclosures related to asset valuation methodology in the 2024 Form 10-K.

[1]	third-party valuation.

Selected Financial Data for Q1 2025 (unaudited):

Metric	Q1 2025	Q1 2024 (Restated)
Total Operating Expenses	$693,005	$2,839,183
Operating Loss	$(693,005)	$(2,838,255)
Net Loss	$(944,190)	$(2,927,667)
Net Loss Attributable to ABVC	$(842,075)	$(2,834,199)
Net Loss Per Share (Basic and Diluted)	$(0.06)	$(0.29)

ABVC remains committed to executing its clinical development programs and evaluating strategic infrastructure opportunities to support long-term commercialization and partnership growth.

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (Phase III) through global partnerships.

For more information about ABVC and its subsidiaries, stay updated on the latest updates or visit https://abvcpharma.com. Visit https://biolite-japan.com for more information on BioLite Japan. ABVC urges its shareholders to sign up on the Company’s website for the latest news alerts; visit https://abvcpharma.com/?page_id=17707

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the Company’s plans to develop an agricultural facility in Taiwan Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Dr. Uttam Patil

Email: uttam@ambrivis.com